Exhibit 99.1

Gulf Island Fabrication, Inc. Reports First Quarter Loss

HOUMA, La.--(BUSINESS WIRE)--April 28, 2011--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported a net loss of $7.0 million ($.49 diluted loss per share) on revenue of $46.3 million for its first quarter ended March 31, 2011, compared to net income of $4.5 million ($.31 diluted EPS) on revenue of $69.3 million for the first quarter ended March 31, 2010. Included in the reported loss was $7.7 million before tax, $4.7 million after tax, related to the total impairment of an insurance claim resulting from an unfavorable ruling the Company received in early April concerning the crane accident that occurred in the Company’s Texas facility in April 2008. The impairment did not have any effect on the Company’s liquidity or cash position and its only impact was to the Company’s operating results for the current quarter.

The Company had a revenue backlog of $630.4 million and a labor backlog of approximately 5.2 million man-hours, consisting of work remaining on commitments received through April 28, 2011.

SELECTED BALANCE SHEET INFORMATION
(in thousands)

	March 31,	December 31,
	2011	2010
Cash, cash equivalents and short-term investments	$62,137	$88,072
Total current assets	122,993	130,622
Property, plant and equipment, at cost,net	209,814	197,652
Total assets	339,397	334,856
Total current liabilities	30,723	18,511
Debt	0	0
Shareholders' equity	279,516	287,192
Total liabilities and shareholders' equity	339,397	334,856

The management of Gulf Island Fabrication, Inc. will hold a conference call on Friday, April 29, 2011 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended March 31, 2011. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.800.419.9895. A digital rebroadcast of the call is available two hours after the call and ending May 6, 2011 by dialing 1.888.203.1112, replay passcode: 5640816.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), “SPARs”, “FPSOs”, “MinDOCs”, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010

Revenue	$46,348	$69,259
Cost of revenue:
Contract costs	48,226	61,821
Asset impairments	7,690	-
Gross profit (loss)	(9,568)	7,438
General and administrative expenses	1,936	2,097
Operating income (loss)	(11,504)	5,341

Other income (expense):
Interest expense	(22)	(17)
Interest income	15	970
Other	-	746
	(7)	1,699

Income (loss) before income taxes	(11,511)	7,040

Income taxes	(4,547)	2,535

Net income (loss)	$(6,964)	$4,505

Per share data:

Basic earnings (loss) per share - common shareholders	$(0.49)	$0.31

Diluted earnings (loss) per share - common shareholders	$(0.49)	$0.31

Weighted-average shares	14,344	14,312
Effect of dilutive securities: employee stock options	-	11
Adjusted weighted-average shares	14,344	14,323

Depreciation and amortization included in expense above	$5,023	$4,811

Cash dividend declared per common share	$0.06	$0.01

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Robin A. Seibert, 985-872-2100
Chief Financial Officer